Exhibit 99.1

PRESS RELEASE

10200 South De Anza Blvd	Cupertino, CA 95014	www.portal.com	Tel: 408.572.2000

Portal Software, Inc. Receives Nasdaq Notification

CUPERTINO, December 22, 2004 - Portal Software, Inc. (Nasdaq: PRSF) announced today that on December 21 2004 it received a Nasdaq Staff Notification stating the Company is not in compliance with Nasdaq’s Marketplace Rule 4310(c)(14) because the Company has not yet filed its Report on Form 10-Q for its quarter ended October 29, 2004.

According to Nasdaq regulations, Portal was informed that unless a hearing is requested by the Company, its common stock will be delisted from the Nasdaq at the opening of business on December 29, 2004. In accordance with Nasdaq’s rules, Portal will file an appeal to request a hearing. Requesting the hearing will stay the delisting until the hearing panel has rendered a decision.

Additionally, Nasdaq’s notification stated that at the opening of business on December 22, it will add an “E” to the end of Portal’s ticker symbol until the Company has fulfilled its SEC reporting obligation. As such, starting at the opening of business on December 22, Portal will trade under the ticker symbol “PRSFE.”

About Portal Software, Inc.

Portal is the leading worldwide provider of billing and Revenue Management solutions for the global communications and media markets. The Company delivers the only platform for the end-to-end management of customer revenue across offerings, channels and geographies. Portal’s solutions enable companies to dramatically accelerate the launch of innovative, profit-rich services while significantly reducing the costs associated with legacy billing systems.

Portal is the Revenue Management partner of choice to the world’s leading service providers including: Vodafone, AOL Time Warner, Deutsche Telekom, TELUS, NTT, China Telecom, Reuters, Telstra, China Mobile, Telenor Mobil, and France Telecom.

Forward Looking Statements

With the exception of historical matters, the matters discussed in this news release are forward-looking statements that involve risks and uncertainty. Forward-looking statements include, but are not limited to, statements relating to the listing of the Company’s stock on Nasdaq. The Company’s actual results could differ from such forward-looking statements. There can be no assurance that the Company will achieve the results set forth herein. All statements made in this press release are made only as of the date set forth at the beginning of this release. Portal undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.

Copyright© 2004 Portal Software, Inc. All rights reserved. Infranet and the Portal logo are U.S. registered trademarks, and Portal is a trademark of Portal Software, Inc.

Investor Relations Contact:

Cynthia Schmidt, cschmidt@portal.com, 408.572.2345

Media Contact:

Kevin Payne, kpayne@portal.com, 408.572.3614

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